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Exhibit 5.1 - Opinion of McGuireWoods LLP - Legality

                        [LETTERHEAD OF MCGUIREWOODS LLP]

                               September 26, 2003

CarMax Auto Funding LLC
4900 Cox Road
Glen Allen, Virginia  23060

                             CarMax Auto Funding LLC
               Registration Statement on Form S-3 (No. 333-107925)
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Ladies and Gentlemen:

                  We have acted as special counsel for CarMax Auto Funding LLC, a Delaware limited liability company (the "Company"), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on August 13, 2003, in connection with the registration by the Company of Asset Backed Notes (the "Notes") and Asset Backed Certificates (the "Certificates"). As described in the Registration Statement, the Notes and the Certificates will be issued from time to time in series, with each series being issued by a trust (each, a "Trust") to be formed by the Company pursuant to a Trust Agreement (each, a "Trust Agreement") between the Company and a trustee designated therein. Each series of Notes will be issued pursuant to an Indenture (the "Indenture") between the related Trust and an indenture trustee designated therein. Each series of Certificates will be issued pursuant to the related Trust Agreement.

                  In connection with our engagement, we have examined and relied upon the Registration Statement, including the form of prospectus and the two forms of prospectus supplement included therein (collectively, the "Prospectus"), the two forms of Indenture attached as exhibits thereto and such other documents as we have deemed necessary for purposes of this opinion.

                  We express no opinion as to the laws of any jurisdiction other than the Commonwealth of Virginia, the State of New York and the laws of the United States of America.

                  Based upon and subject to the forgoing, we are of the opinion that, when the Notes of a series have been duly executed and authenticated in accordance with the terms of the related Indenture and have been delivered and sold as contemplated by the Registration Statement, the Notes will be legally issued and will constitute valid and legally binding obligations of the related Trust, enforceable against such Trust in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership, conservatorship and similar laws relating to or affecting creditors' rights generally from time to time in effect and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to McGuireWoods LLP under the headings "Material Federal Income Tax Consequences" and "Legal Opinions" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

                                           Very truly yours,

                                           /s/ MCGUIREWOODS LLP